Exhibit 99.1

EXPRESS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

COLUMBUS, OHIO – December 8, 2011 – Express, Inc. (NYSE: EXPR) (“Express”) today announced the pricing of the offering of 16,000,000 shares of its common stock by certain stockholders at a price of $20.00 per share. The underwriters have an option to purchase up to an additional 2,400,000 shares of Express’ common stock from the selling stockholders. Express will not receive any proceeds from the offering. The offering is expected to close on or about December 14, 2011, subject to customary closing conditions.

BofA Merrill Lynch, Barclays Capital, Morgan Stanley and Piper Jaffray are acting as joint book-running managers for the proposed offering.

The securities described above are being offered by the selling stockholders pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission. A copy of the final prospectus supplement and the accompanying prospectus related to the offering, when available, may be obtained by contacting: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com; or Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone 1-888-603-5847, or e-mail Barclaysprospectus@broadridge.com; or Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone 1-866-718-1649, or email prospectus@morganstanley.com; or Piper Jaffray, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department or email prospectus@pjc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Express

Express is a specialty apparel and accessories retailer of women’s and men’s merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada and Puerto Rico and also distributes its products through the Company’s e-commerce website, express.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.